Illinois Appellate Court Rules in Favor of Federal Signal Corporation Oak Brook, Illinois, June 26, 2014 − Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, announced today that the First District Illinois Appellate Court issued an opinion supporting the Company’s position in the firefighter hearing loss litigation. The Court reversed a Cook County trial court’s previous certification of a class action comprised of firefighters who allege the Company’s sirens caused them hearing loss. Specifically, the Appellate Court determined that the trial court’s ruling failed to satisfy the class-action requirements that the common issues of the firefighters’ claims predominate over the individual issues and that there is an adequate representative for the class. Jennifer Sherman, Chief Operating Officer and General Counsel for the Company, stated, “We are pleased that the Illinois Appellate Court reversed the class certification in this litigation. It reaffirms our belief that a class action trial is not an appropriate mechanism to litigate hearing loss claims. We believe strongly in our life-saving siren products, and we will continue to defend them aggressively.” About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: www.federalsignal.com. Contact: Jennifer Sherman +1.630.954.2000, jsherman@federalsignal.com # # #